Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-1 of Quadrant 4 Systems Corporation, dated September 27, 2011, of our independent registered public accountants’ report, dated May 17, 2011, related to the consolidated financial statements of Quadrant 4 Systems Corporation for the year ended December 31, 2010, included in the Form 10-K, filed May 19, 2011. We also consent to  the incorporation by reference in this Form S-1 of Quadrant 4 Systems Corporation, dated September 27, 2011, of our review of the unaudited financial statements of Quadrant 4 Systems Corporation for the six months ended June 30, 2011, included in the Form 10-Q, filed August 17, 2011.

s/Schulman Wolfson & Abruzzo, LLP
Schulman Wolfson & Abruzzo, LLP

September 27 2011